EXHIBIT 10.6

DIRECTORS, OFFICERS AND COMPANY SECURITIES
AND EMPLOYMENT LIABILITY CERTIFICATE

In consideration of payment of the premium and in reliance upon the statements made in the Application, all of which are made a part hereof and deemed attached hereto, and subject to the Declarations and the limitations, conditions, provisions and other terms of this Certificate, the Underwriters, the Company and the Assured Persons agree as follows:

I.	INSURING CLAUSES

A.	Directors and Officers Liability Coverage

The Underwriters shall pay on behalf of the Assured Persons Loss resulting from Claims first made during the Certificate Period against the Assured Persons for Wrongful Acts, except for which the Company grants indemnification to or on behalf of the Assured Persons.

B.	Company Reimbursement Coverage

The Underwriters shall pay on behalf of the Company Loss for which the Company grants indemnification and which results from Claims first made during the Certificate Period against the Assured Persons for Wrongful Acts which the Company pays to or on behalf of the Assured Persons as indemnification.

C.	Company Securities and Employment Claim Liability Coverage

To the extent Insuring Clause C coverage is granted pursuant to Item 4 of the Declarations, the Underwriters shall pay on behalf of the Company Loss resulting from Securities Claims or Employment Claims first made during the Certificate Period against the Company for Wrongful Acts.

D.	Outside Position Liability Coverage

If Outside Position coverage is granted pursuant to Item 4 of the Declarations, the following Insuring Clauses are extended to cover Loss from Claims first made during the Certificate Period against Assured Persons serving in the following types of Outside Positions for Wrongful Acts:

Insuring Clause A	Any Outside Position
Insuring Clause B	Only Outside Positions in Non-Profit Entities or Scheduled For-Profit Entities

I.	EXTENSIONS

A.	Estates and Legal Representatives

Subject to its terms and conditions, this Certificate shall afford coverage for Claims for the Wrongful Acts of Assured Persons made against the estates, heirs, legal representatives or assigns of Assured Persons who are deceased or against the legal representatives or assigns of Assured Persons who are incompetent, insolvent or bankrupt to the extent that in the absence of such death, incompetence, insolvency or bankruptcy, such Claims would have been covered by this Certificate.

B.	Spousal Liability

If a Claim against an Assured Person includes a claim against the Assured Person’s lawful spouse solely by reason of (i) such spouse’s legal status as a spouse of the Assured Person, or (ii) such spouse’s ownership interest in property which the claimant seeks as recovery for alleged Wrongful Acts of the Assured Person, all loss which such spouse becomes legally obligated to pay by reason of such Claim shall be treated for purposes of this Certificate as Loss which the Assured Person becomes legally obligated to pay on account of the Claim made against the Assured Person. All terms and conditions of this Certificate, including without limitation the Retention Amount, applicable to Loss incurred by such Assured Person in the Claim shall also apply to such spousal loss.

This coverage extension afforded by this Subsection II.B. does not apply to the extent the Claim alleges any wrongful act or omission by the Assured Person’s spouse.

C.	Discovery Period

If the Underwriters or the Parent Company fails or refuses to renew this Certificate or if the Parent Company terminates this Certificate, the Assureds shall have the right, upon payment of the additional premium described below, to an extension of the coverage granted by this Certificate for an additional one (1) year following the effective date of such nonrenewal or termination, but only with respect to a Wrongful Act otherwise covered under this Certificate taking place prior to the effective date of such nonrenewal or termination. This right of extension shall lapse unless written notice of such election, together with payment of the additional premium due, is given by the Assureds to the Underwriters within thirty (30) days following the effective date of termination or nonrenewal.

The additional premium for such extension of coverage shall equal seventy-five percent (75%) of the Certificate Premium for the Certificate Period in which such nonrenewal or termination occurs. Such additional premium shall be fully earned and non-refundable upon commencement of the Discovery Period.

The Assureds shall not be entitled to elect this extension of coverage if a Discovery Period is purchased pursuant to Subsection IV.G, below.

III.	EXCLUSIONS

A.	Exclusions Applicable to All Insuring Clauses

The Underwriters shall not be liable for Loss resulting from any Claim made against any Assured Person, or with respect to Insuring Clause C (if purchased), the Company:

1.	for, based on, arising out of, or in any way relating to any fact, circumstance or situation:

(a)	which has been the subject of any written notice given under any Certificate of which this Certificate is a direct or indirect renewal or replacement; or

(b)
underlying or alleged in any litigation or administrative or regulatory proceeding pending on or prior to the Litigation Date set forth in Item 8 of the Declarations, including without limitation the existence, defense, prosecution or results of such litigation or proceedings;

2.
for bodily injury, metal anguish, emotional distress, sickness, disease or death of any person or damage to or destruction of any tangible property including loss of use thereof; provided this exclusion shall not apply with respect to any actual or alleged mental anguish or emotional distress in any Employment Claim;

3.
for, based on, arising out of, or in any way relating to any actual or alleged violation of the Employee Retirement Income Security Act of 1974 or any regulations promulgated thereunder or of any similar law or regulation;

4.	brought or maintained by or on behalf of the Company or any Assured Person in any capacity except:

(a)
a Claim that is a derivative action brought or maintained on behalf of the Company by one or more persons who are not Assured Persons and who bring and maintain the Clam without the solicitation, assistance or active participation of the Company or any Assured Person,

(b)	an Employment Claim, or

(c)	a Claim brought or maintained by any Assured Person for contribution or indemnity, if the Claim directly results from another Claim covered under this Certificate;

5.	for a Wrongful Act by an Assured Person in an Outside Position if such Claim is brought or maintained by or on behalf of the Outside Entity in which the Assured Person serves or by or on behalf of any director, officer or trustee of such Outside Entity except:

(a)
a Claim that is a derivative action brought or maintained on behalf of such Outside Entity by one or more persons who are not directors, officers, or trustees of such Outside Entity and who bring and maintain the Claim without the solicitation, assistance or active participation of such Outside Entity or such directors, officers or trustees, or

(b)	a Claim brought or maintained by a director, officer or trustee of such Outside Entity for any actual or alleged employment-related Wrongful Act;

6.
for, based on, arising out of, or in any way relating to (1) the actual, alleged or threatened discharge, release, escape, seepage, migration or disposal of Pollutants into or on real or personal property, water or the atmosphere, or (2) any direction or request that the Company or the Assured Persons test for, monitor, clean up, remove, contain, treat, detoxify or neutralize Pollutants, or any voluntary decision to do so; provided this exclusion shall not apply under Insuring Clause A with respect to any derivative Claim brought on behalf of the Company by one or more persons who are not Assured Persons and who bring and maintain the Claim without the solicitation, assistance or active participation of the Company or any Assured Person;

7.
based on, arising out of, or in any way relating to the Assured Person serving in any capacity, other than in an Outside Position, in any organization which at the time of such service is not a Company.

B.	Exclusions Applicable to Insuring Clauses A and C Only

The Underwriters shall not be liable under Insuring Clause A or Insuring Clause C (if purchased) for Loss resulting from any Claim made against any Assured Person, or with respect to Insuring Clause C (if purchased), the Company:

1.
for an accounting of profits in fact made from the purchase or sale by such Assured of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or amendments thereto or any similar law or regulation;

2.
for any deliberately fraudulent act or omission or any purposeful violation of any statute or regulation if a judgment or other final adjudication adverse to such Assured establishes that such Assured committed such an act, omission or purposeful violation; or

3.	for, based on, arising out of, or in any way relating to such Assured gaining in fact any profit, remuneration or financial advantage to which such Assured was not legally entitled.

C.	Exclusions Applicable to Securities Claims Under Insuring Clause C Only

The Underwriters shall not be liable under Insuring Clause C (if purchased) for Loss resulting from any Securities Claim made against the Company:

1.
for, based on, arising out of, or in any way relating to the actual or proposed payment by the Company of allegedly inadequate consideration in connection with the Company’s purchase of securities issued by any Company; provided this exclusion shall not apply to Defense Costs.

D.	Exclusions Applicable to Employment Claims Under Insuring Clause C Only

The Underwriters shall not be liable under Insuring Clause C (if purchased) for Loss resulting from any Employment Claim made against the Company:

1.
for an actual or alleged breach of an express contract or agreement; however, this exclusion shall not apply to the extent the Company would have been liable in the absence of such contract or agreement;

2.
for an actual or alleged violation of (i) any law governing workers’ compensation, unemployment insurance, social security, disability benefits or similar law, (ii) the Fair Labor Standards Acts (except the Equal Pay Act), (iii) the National Labor Relations Act, (iv) the Worker Adjustment and Retraining Notification Act, (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, (vi) the Occupational Safety and Health Act, or (vii) rules or regulations promulgated thereunder, amendments thereto or similar provisions of any federal, state or local statutory law or common law; however, this exclusion shall not apply to any Employment Claim for any actual or alleged retaliatory treatment of the claimant by the Company on account of the claimant’s exercise of rights pursuant to any such law, rule or regulations; or

3.
for, based on, arising out of, or in any way relating to (i) the Financial Impairment of the Company, (ii) any lockout, strike, picket line or similar action in connection with labor disputes or labor negotiations, (iii) the closure by the Company of any place of business operations, or (iv) the lay off or termination in any 30 day period of more than 10% of the Company’s employees at any one or more places of business operations.

The Underwriters shall not be liable under Insuring Clause C (if purchased) for that part of Loss, other than Defense Costs, resulting from any Employment Claim made against the Company:

1.	which constitutes costs incurred by the Assureds to make any building or property more accessible or accommodating to any disabled person;

2.	which constitutes Benefits due or to become due or the equivalent value of such Benefits; or

3.	which is in connection with the employment reinstatement or the continued employment of the claimant by the Company.

E.	Severability of Exclusions

No fact pertaining to or knowledge possessed by any Assured Person shall be imputed to any other Assured Person for purposes of applying the exclusions set forth in this Section III. Only facts pertaining to or knowledge possessed by an Executive Officer shall be imputed to the Company for purposes of applying the exclusions set forth in this Section III.

IV.	GENERAL CONDITIONS AND LIMITATIONS

A.	Limit of Liability, Retention and Coinsurance

For the purposes of this Certificate, all Claims arising out of the same Wrongful Act and all interrelated Wrongful Acts of the Assureds shall be deemed one Claim, and such Claim shall be deemed to be first made on the date the earliest of such Claim is first made, regardless of whether such date is before or during the Certificate Period.

The Underwriter’s maximum aggregate liability for all Loss on account of all Claims first made during the same Certificate Period, whether covered under one or more Insuring Clauses, shall be the Limit of Liability set forth in Item 3 of the Declarations.

Except as otherwise provided in this Subsection IV.A, the Underwriters’ liability with respect to all Loss arising from any single Claim shall apply only to that part of such Loss which is excess of the applicable Retention Amount set forth in Item 6 of the Declarations and such Retention Amount shall be borne by the Company uninsured and at its own risk. With respect to any Claim other than an Employment Claim, the applicable Retention Amount shall apply only to Defense Costs, not to any settlement, judgment or other damage. With respect to any Employment Claim, the applicable Retention Amount shall apply to all Loss.

Subject to Subsection IV.B, no Retention Amount shall apply to Loss covered by Insuring Clause A. If Loss arising from a single Claim is covered in part under both insuring Clause A and one or more other Insuring Clauses, the applicable Retention Amount set forth in Item 5 of the Declarations shall be applied only to that part of the Loss covered by Insuring Clause B or Insuring Clause C (if purchased). The largest applicable Retention Amount set forth in Item 6 of the Declarations shall be the maximum Retention Amount applicable to all Loss on account of such Claim.

With respect to Loss covered under Insuring Clause B or Insuring Clause C (if purchased), excess of the applicable Retention Amount, the Company shall bear uninsured at its own risk the applicable percent of such Loss specified as the Coinsurance Percent in Item 7 of the Declarations and the Underwriters’ liability hereunder shall apply only to the remaining percent of such Loss.

Defense Costs shall be part of and not in addition to the Limits of Liability set forth in Item 3 of the Declarations, and Defense Costs shall reduce such Limits of Liability.

Notwithstanding any other provision in this Certificate to the contrary, if any Claim other than an Employment Claim is fully and finally resolved with respect to all defendant Assureds without any defendant Assureds becoming legally obligated to pay any amount (other than Defense Costs) on account of such Claim, no Retention Amount or coinsuance percentages shall apply with respect to any Defense Costs on account of such Claim.

For purposes of this Subsection IV.A, the Discovery Period, if exercised, shall be part of and not in addition to the Certificate Period. The purchase of the Discovery Period shall not increase or reinstate the Limit of Liability set forth in Item 3 of the Declarations, which shall be the maximum aggregate liability of the Underwriters for all Loss on account of all Claims first made during such Certificate Period and Discovery Period, combined.

B.	Presumptive Indemnification

If the Company is permitted or required by common or statutory law, but fails or refuses, other than for reason of Financial Impairment, to advance Defense Costs or indemnify the Assured Persons for Loss, then, notwithstanding any other conditions, provisions or terms of this Certificate to the contrary, any payment by the Underwriters of such Defense Costs or other Loss under Insuring Clause A shall be subject to the following:

1.
The Company shall reimburse and hold harmless the Underwriters for such Defense Costs or other Loss up to the applicable Insuring Clause B Retention Amount set forth in Item 6 of the Declarations and for the applicable Insuring Clause B Coinsurance Percent set forth in Item 7 of the Declarations of any such Defense Costs or other Loss excess of such Retention Amount; and

2.	All of the Exclusions set forth in Subsections III.A and B of this Certificate otherwise applicable to either Insuring Clause A or Insuring Clause B shall apply to such Defense Costs or other Loss.

For purposes of this Subsection IV.B, the shareholder and board of director resolutions of the Company shall be deemed to provide Indemnification for such Defense Costs or other Loss to the fullest extent permitted by law.

C.	Notice

The Assureds shall, as a condition precedent to their rights under this Certificate, give to the Underwriters written notice of any Claim made against the Assured Persons or, with respect to Insuring Clause C (if purchased), the Company as soon as practicable but in no event later than sixty days after expiration of the Certificate Period.

If during the Certificate Period the Assureds become aware of a specific Wrongful Act that may reasonably be expected to give rise to a Claim against any Assured Person or, with respect to Insuring Clause C (if purchased), the Company and if the Assureds report such Wrongful Act to the Underwriters in writing with particulars as to the reasons for anticipating such a Claim, the nature and dates of the alleged Wrongful Act, the alleged damages sustained, the names of potential claimants, any Assured involved in the alleged Wrongful Act and the manner in which the Assureds first became aware of the specific Wrongful Act, than any Claim subsequently arising from such duly reported Wrongful Act shall be deemed under this Certificate to be a Claim made during the Certificate Period or Discovery Period in which the Wrongful Act is first duly reported to the Underwriters.

Notice of any Claim or specific Wrongful Act shall be given to HOOGHUIS, INC., 176 Mineola Blvd., 2nd Floor, Mineola, New York 11501, Facsimile 516/739-1862; Attention: D&O Claims. All other notices under this Certificate shall be given to HOOGHUIS, INC., 176 Mineola Blvd., 2nd Floor, Mineola, New York 11501, Facsimile 516/739-1862; Attention: D&O Underwriting.

All notices under this Certificate shall refer to the Certificate Number, shall be in writing, shall be given by certified mail, prepaid express courier or facsimile properly addressed and shall be effective upon receipt, provided any facsimile notice shall be confirmed by the sender by certified mail within ten (10) business days following such notice.

D.	Defense and Settlement

The Assureds agree not to settle or offer to settle any Claim, incur any Defense Costs or otherwise assume any contractual obligation or admit any liability with respect to any Claim without the Underwriters’ prior written consent. The Underwriters shall not be liable for, and any applicable Retention shall not be depleted or exhausted by, any settlement, Defense Costs, assumed obligation or admission to which it has not consented.

The Underwriters shall have the right to associate in the defense and settlement of any Claim submitted for coverage under this Certificate. The Underwriters may make any investigation it deems appropriate. However, it shall be the duty of the Assureds, not the Underwriters, to defend any Claim.

The Assureds agree, as a condition precedent to their rights under this Certificate, to provide the Underwriters with all information, assistance and cooperation which the Underwriters reasonably requests and agree that in the event of a Claim the Assureds will do nothing that shall prejudice the Underwriters’ position or its potential or actual rights of recovery.

Subject to Subsection IV.E of this Certificate and the applicable Retention, the Underwriters shall advance on behalf of the Assureds Defense Costs which the Assured Persons or, solely with respect to Insuring Clause C (if purchased), the Company, have incurred in connection with Claims made against them, prior to disposition of such Claims. To the extent it is finally established that any such Defense Costs are not covered under this Certificate, the Assureds, severally according to their interests, hereby agree to repay the Underwriters such non-covered Defense Costs.

The Underwriters and the Assureds shall not unreasonably withhold any consent referenced in this Subsection IV.D.

E.	Allocation

If both Loss covered under this Certificate and loss not covered under this Certificate are incurred, either because a Claim against an Assured includes both covered and uncovered matters or because a Claim not covered under Insuring Clause C is made against both Assured Persons and others, including the Company, the Assureds and the Underwriters shall fairly and reasonably allocate such amount between covered Loss and uncovered Loss.

If there can be an agreement on an allocation of Defense Costs, the Underwriters shall advance on a current basis Defense Costs allocated to covered Loss. If there can be no agreement on an allocation of Loss:

1.	In any arbitration, suit or other proceeding, no presumption shall exist concerning what is a fair and reasonable allocation; and

2.
the Underwriters shall advance on a current basis Defense Costs which the Underwriters believes to be covered under this Certificate until a different allocation is negotiated, arbitrated or judicially determined.

Any negotiated, arbitrated or judicially determined allocation of Defense Costs resulting from a Claim shall be applied retroactively to all Defense Costs on account of such Claim, notwithstanding any prior advancement to the contrary. Any allocation or advancement of Defense Costs resulting from a Claim shall not apply to or create any presumption with respect to the allocation of other Loss on account of such Claim.

F.	Other Insurance and Indemnity

If any Loss arising from any Claim made against any Assured is Insured under any other valid and collectible policy(ies), prior or current, then this Certificate shall cover such Loss, subject to its limitations, conditions, provisions and other terms, only to the extent that the amount of such Loss is in excess of the amount of such other insurance whether such other insurance is stated to be primary, contributory, excess, contingent or otherwise, unless such other insurance is written only as specific excess insurance over the Limits of Liability provided in this Certificate.

Any coverage afforded by reason of Insuring Clause D (if purchased) shall be specifically excess of (i) any indemnity or insurance available from or provided by the Outside Entity in which the Assured Person serves in the Outside Position, and (ii) with respect to any Outside Position in an organization other than a Non-Profit Entity or Scheduled For-Profit Entity, any indemnity available from or provided by the Company. Payment by the Underwriters under another Certificate as a result of a Claim against any assured Person in an Outside Position shall reduce, by the amount of such payment, the Underwriters’ Limit of Liability under this Certificate with respect to such Claim.

G.	Acquisition of Parent Company

If during the Certificate Period (i) the Parent Company is acquired by merger into or consolidation with another entity, or (ii) another entity, or person or group of entities and/or persons acting in concert acquires securities or voting rights which result in ownership or voting control by the other entity(ies) or person(s) of more than 50% of the outstanding securities representing the present right to vote for the election of directors of the Parent Company, then coverage under this Certificate shall continue until termination of the Certificate Period, but only with respect to Claims for Wrongful Acts taking place prior to such merger, consolidation or acquisition. Upon receipt from the Assureds of notice of such merger, consolidation or acquisition, the Underwriters shall promptly provide to the Parent Company alternative quotations for a three-year and six-year Discovery Period (or any lesser periods which the Assureds may request) with respect to Claims for such prior Wrongful Acts. Any coverage extension during such Discovery Period pursuant to such quotations shall be conditioned upon: (i) the Assureds giving to the Underwriters written notice during the Certificate Period of their desire to elect such extended coverage; (ii) payment by the Assureds during the Certificate Period of any additional premium required by the Underwriters, which additional premium shall be deemed fully earned upon inception of such coverage extension; and (iii) the Assureds accepting any additional terms and conditions required by the Underwriters.

The coverage extension during such Discovery Period shall not increase or reinstate the maximum aggregate Limit of Liability set forth in Item 3 of the Declarations.

The Assureds shall not be entitled to elect any Discovery Period under this Subsection IV.G if a Discovery Period is purchased pursuant to Subsection II.C.

The Parent Company shall give written notice of such merger, consolidation or acquisition to the Underwriters as soon as practicable but in no event later than sixty (60) days after the effective date of such merger, consolidation or acquisition together with such information as the Underwriters may acquire.

H.	Subrogation

If any payment is made under this Certificate, the Underwriters shall be subrogated to the extent of such payment to all of the Assureds’ rights of recovery, including without limitation the Assured Persons’ rights to indemnification or advancement from the Company. The Assureds shall execute all papers required and do everything necessary to secure such rights and to enable the Underwriters to bring suit in their name.

I.	Alteration and Assignment

No change in, modification of, or assignment of interest under this Certificate shall be effective except when made by written endorsement to this Certificate signed by an authorized employee or representative of the Underwriters.

J.	Action Against Underwriters

No action shall lie against the Underwriters unless, as a condition precedent thereto, there shall have been full compliance by the Assureds with all of the terms of this Certificate; nor shall any such action lie until the amount of the Assureds’ obligation to pay shall have been finally determined either by judgment against an Assured after actual trial or by written agreement of the Assured, the claimant and the Underwriters. No person or organization shall have any right under this Certificate to join the Underwriters as a party to any action against the Assureds to determine the Underwriters’ liability, not shall the Underwriters by impleaded by the Assureds or their legal representatives in any such action.

K.	Territory and Valuation

Coverage under this Certificate shall extend to Wrongful Acts taking place or Claims made anywhere in the world.

All premiums, limits, deductibles, Loss and other amounts under this Certificate are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or another element of Loss under this Certificate is stated in a currency other than United States of America dollars, payment under this Certificate shall be made in United States dollars at the rate of exchange published in The Wall Street Journal on the date the final judgment is reached, the amount of the settlement is agreed upon or the other element of Loss is due, respectively.

L.	Authorization Clause

By acceptance of this Certificate, the Parent Company agrees to act on behalf of the Company and the Assured Persons with respect to the giving and receiving of notice of Claim, the payment of premiums and the receiving of any return premiums that may become due under this Certificate, the agreement to and acceptance of endorsements, and the giving or receiving of any notice provided for in this Certificate (except the giving of notice to elect the Discovery Period), and the Company and the Assured Persons agree that the Parent Company shall act on their behalf.

M.	Termination of Certificate

This Certificate shall terminate at the earliest of the following times:

1.	the effective date of termination specified in a prior written notice by the Parent Company to the Underwriters, provided this Certificate may not be terminated by the Parent Company (i) after the first public disclosure of a proposed merger, consolidation or acquisition of the Parent Company as described in Subsection IV.G, or (ii) if the Certificate Period is longer than one (1) year;

2.	upon expiration of the Certificate Period;

3.
ten (10) days after receipt by the Parent Company of a written notice of termination from the Underwriters for failure to pay a premium when due, unless the premium is paid within such ten (10) day period; or

4.	at such other time as may be agreed upon by the Underwriters and the Parent Company.

The Underwriters shall refund the unearned premium computed at customary short rates if this Certificate is terminated by the Parent Company. Under any other circumstances the refund shall be computed pro rata. Payment or tender of any unearned premium by the Underwriters shall not be a condition precedent to the effectiveness of such termination, but such payment shall be made as soon as practicable.

N.	Representations and Severability

In granting coverage under this Certificate, the Underwriters have relied upon the statements and representations in the Application. The Assureds represent that all such statements and representations are true and shall be deemed material to the acceptance of the risk or the hazard assumed by the Underwriters under this Certificate.

The Assureds agree that in the event that any such statements and representations are untrue, this Certificate shall not afford any coverage with respect to any of the following Assureds:

1.	any Assured Person who knew the facts that were not truthfully disclosed in the Application,

2.	the Company, under Insuring Clause B, to the extent it indemnifies any Assured Person referenced in (a) above, and

3.	the Company, under Insuring Clause C (if purchased), if any Executive Officer knew the facts that were not truthfully disclosed in the Application,

whether or not such Assured Person or Executive Officer knew of such untruthful disclosure in the Application.

O.	Arbitration

Only if requested by the Assureds, the Underwriters shall submit any dispute, controversy or claim arising out of or relating to this Certificate or the breach, termination or invalidity thereof to final and binding arbitration pursuant to such rules and procedures as the parties may agree. If the parties cannot so agree, the arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its then prevailing commercial arbitration rules. The arbitration panel in any AAA arbitration proceeding shall consist of one arbitrator selected by the Assureds, one arbitrator selected by the Underwriters, and a third independent arbitrator selected by the first two arbitrators. In any such arbitration, each party will bear its own legal fees and expenses.

V.	DEFINITIONS

When used in this Certificate:

Application means all signed applications, including attachments and materials submitted therewith, for this Certificate and for any Certificate in an uninterrupted series of policies issued by the Underwriters of which this Certificate is a renewal or replacement. All such applications, attachments and materials are deemed attached to and incorporated into this Certificate.

Benefits means perquisites, fringe benefits, payments in connection with an employee benefit plan and any other payment, other than salary or wages, to or for the benefit of an employee arising out of the employment relationship.

Claim means:

1.	a written demand for monetary damages or other relief,

2.	a civil proceeding commenced by the service of a complaint or similar pleading,

3.	a criminal proceeding commenced by a return of an indictment, or

4.	a formal civil administrative or regulatory proceeding commenced by the filing of a notice of charges, formal investigative order or similar document,

against any Assured Person or, with respect to Insuring Clause C (if purchased), the Company for a Wrongful Act, including any appeal therefrom.

Company means the Parent Company and its Subsidiaries.

Defense Costs means that part of Loss consisting of reasonable costs, charges, fees (including but not limited to attorneys’ fees and experts’ fees) and expenses (other than regular or overtime wages, salaries or fees of the directors, officers or employees of the

Company) incurred in defending or investigating Claims and the premium for appeal, attachment or similar bonds.

Discover Period means, if purchased, the period of coverage extension as provided in Subsections II.C or IV.G, above. Any claim made during the Discovery Period shall be deemed to have been made during the immediately preceding Certificate Period. The entire premium for the Discovery Period shall be deemed fully earned and non-refundable upon payment.

Employment Claim means a Claim brought by or on behalf of a past, present or prospective full or part-time employee of the Company which, in whole or in part, is in connection with any actual or alleged wrongful dismissal, discharge or termination of employment, breach of any oral or written employment contract or quasi-employment contract, employment-related misrepresentation, violation of employment discrimination laws (including workplace harassment, wrongful failure to employ or promote, wrongful discipline, negligent employment evaluation, invasion of privacy, employment-related defamation or employment-related wrongful infliction of emotional distress.

Executive Officers, either in the singular or plural, means the chairperson, chief executive officer, chief operating officer, chief financial officer and in-house general counsel of the Company and, with respect to any Employment Claim, the director of human resources or equivalent position in the Company.

Financial Impairment means the status of the Company resulting from (1) the appointment by any state or federal official, agency or court of any receiver, conservator, liquidator, trustee, rehabilitator or similar official to take control of, supervise, manage or liquidate the Company, or (2) the Company becoming a debtor in possession.

Assured Persons, either in the singular or plural, means:

1.
any one or more persons who were, now are or shall be duly elected directors or duly elected or appointed officers of the Company, or, with respect to a Subsidiary incorporated outside the United States, their function equivalent;

2.
any one or more other natural persons who were, now are or shall be full or part-time employees of the Company; however, such other natural person employees are not included as “Assured Persons” for purposes of Exclusions 4 and 6 in Subsection III.A of this Certificate; and

3.
If Outside Position coverage is granted pursuant to Item 4 of the Declarations, any one or more duly elected or appointed officers of the Company who were, now are or shall be serving in an Outside Position.

Assureds, either in the singular or plural, means the Assured Persons and, solely with respect to Insuring Clause B and Insuring Clause C (if purchased), the Company.

Interrelated Wrongful Acts means all Wrongful Acts that have as a common nexus any fact, circumstance, situation, event, transaction, cause or series of related facts, circumstances, situations, events, transactions or causes.

Loss means the total amount which the Assured Persons or, with respect to Insuring Clause C (if purchased), the Company are legally obligated to pay on account of any Claim made against them for Wrongful Acts for which coverage applies, including, but not limited to, damages, judgments, settlements and Defense Costs. Loss does not include (1) any amount not indemnified by the Company for which the Assureds are absolved from payment by reason of any covenant, agreement or court order, (2) any amount incurred by the Company (including its board of directors or any committee of the board of directors) in connection with its investigation or evaluation of any Claim or potential Claim by or on behalf of the Company, (3) taxes, fines or penalties imposed by law, (4) the multiple portion of any multiplied damage award or punitive or exemplary damages incurred by Assured Persons, (5) any amount allocated pursuant to Subsection IV.E of this Certificate to uncovered loss, (6) any costs otherwise covered under insuring Clause C (if purchased) to comply with any injunctive or other non-monetary relief, or (7) matters uninsurable under the law pursuant to which this Certificate is construed; provided this definition does not exclude under Insuring Clause C the multiple portion of any multiplied damage award or punitive or exemplary damages incurred by the Company to the extent such damages are insurable under applicable law.

Non-Profit Entity means any non-profit corporation, community chest, fund or foundation that is (i) not included in the definition of the Company, and (ii) exempt from federal income tax as an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

Outside Entity means any organization other than the Company in which a duly elected or appointed officer of the Company serves in an Outside Position.

Outside Position means the position of director, officer, trustee, manager or other equivalent executive position held by any duly elected or appointed officer of the Company in any Outside Entity if service in such position is with the knowledge and consent or at the request of the Company.

Parent Company means the organization designated in Item 1 of the Certificate Declarations.

Certificate means, collectively, the Declarations, the Application, this Certificate form and any endorsements hereto.

Certificate Period means the period of the time specified in Item 2 of the Declarations, subject to prior termination in accordance with Subsection IV.M, above, plus the Discovery Period if purchased.

Certificate Premium means the premium described in Item 5 of the Declarations for the applicable Certificate Year plus any additional premiums (other than the Discovery Period premium) charged by the Underwriters for or during such Certificate Year.

Pollutants means any substance located anywhere in the world exhibiting any hazardous characteristics as defined by, or identified on a list of hazardous substances issued by, the United States Environmental Protection Agency or a state, county, municipality or locality counterpart thereof. Such substances shall include, without limitation, solids, liquids, gaseous or thermal irritants, contaminants or smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste materials. Pollutants shall also mean any other air emission, odor, waste water, oil or oil products, infectious or medical waste, asbestos or asbestos products, electric or magnetic or electromagnetic fields and noise.

Scheduled For-Profit Entity means any organization, other than a Non-Profit Entity, which is specifically listed by endorsement to this Certificate as an Outside Entity.

Securities Claim means a Claim which, in whole or in part:

1.	is brought by or on behalf of one or more securities holders of the Company in their capacity as such, or

2.
arises from the purchase or sale of, or offer to purchase or sell, any securities issued by the Company, whether such purchase, sale or offer involves a transaction with the Company or occurs in the open market.

Subsidiary, either in the singular or plural, means:

1.
any entity in which on or prior to the inception of this Certificate more than 50% of the outstanding securities or voting rights representing the present right to vote for election of directors is owned or controlled, directly or indirectly, in an combination by one or more Companies; and

2.
any entity which during the Certificate Period is created by or is acquired by merger into or consolidation with, one or more Companies, or in which during the Certificate Period one or more Companies acquires securities or voting rights resulting in such Companies directly or indirectly, in any combination, owning more than 50% of the outstanding securities or voting rights representing the present right to vote for election of directors.

If the total assets of any entity described in paragraph 2 above exceed 25% of the consolidated total assets of the Parent Company and its Subsidiaries as reflected in the Parent Company’s then most recent audited consolidated financial statements, the Parent Company shall give written notice of such acquisition to the Underwriters as soon as practicable, but in no event later than (90) days after the effective date of such acquisition, together with such information as the Underwriters may require. This Certificate shall not afford any coverage with respect to such entity and its Assured Persons following such (90) day period unless the required written notice has been given and the Underwriters agrees by written endorsement to this Certificate to continue such coverage, subject to the Assureds paying any additional premium and accepting any special Certificate terms and conditions required by the Underwriters.

If an entity ceases to be in a Subsidiary before or during the Certificate Period, coverage with respect to such Subsidiary and its Assured Persons shall continue until termination of the Certificate Period but only with respect to Claims for Wrongful Acts taking place while such entity was a Subsidiary.

Wrongful Act means:

1.
any error, misstatement, misleading statement, act, omission, neglect, or breach of duty actually or allegedly committed or attempted before or during the Certificate Period by any of the Assured Persons in their capacity as such or, with respect to Insuring Clause D (if purchased), in an Outside Position or, with respect to Insuring Clause C (if purchase), by the Company, or

2.
any matter claim against the Assured Persons solely by reason of their serving in the capacity as director, officer or employee of the Company or, with respect to Insuring Clause D (if purchased), in an Outside Position.